Exhibit 10.4

NOVATION AGREEMENT

BETWEEN

SAN PEDRO SpA

AND

FRUTÍCOLA PAN DE AZÚCAR S.A.

IN SANTIAGO, REPUBLIC OF CHILE, on 7th of November 2025, before me, VERONICA TORREALBA COSTABAL Chilean, married, lawyer, national identity card number 13.066.313-3, deputy Notary Public for the holder of the 33° Notary’s Office of Santiago Mr. IVÁN TORREALBA ACEVEDO, according to a court order already recorded, domiciled at Huerfanos No. 979, office 510, Commune Santiago, appear:

/One/ Mr. Arnaldo Gorziglia Cheviakoff, Chilean, married, lawyer, national identity card number 10.843.963-7, and Ms. Catalina Weston D´Albuquerque, Chilean, married, lawyer, national identity card number 16.555.382-9, both representing, as will be shown, San Pedro SpA, a joint-stock company duly incorporated and validly existing under the laws of Chile, tax identification number seventy-eight million eighty-three thousand two hundred ninety-six dash seven, all domiciled in Santiago at Avenida Vitacura No. 5250, office 705, Commune Vitacura, hereinafter also referred to as the “Debtor”;

/Two/ Mr. Rodrigo Javier Seoane Magnasco, Chilean, married, lawyer, national identity card number 9.907.736-0, representing, as will be duly accredited, Frutícola Pan de Azúcar S.A., a corporation duly organized and validly existing under the laws of the Republic of Chile, tax identification number 76.120.528-5, all domiciled, for these purposes in Santiago, at Avenida Vitacura 2969, office 302, Commune Las Condes, hereinafter also referred to as the “Creditor”, and together with the Debtor, as the “Parties”;

The appearing parties, being of legal age, who prove their identity with the aforementioned identity cards, state that they are entering into this novation and pledge agreement for shares, hereinafter the “Agreement,” in accordance with the declarations, considerations, and stipulations set forth below.

ONE: BACKGROUND.

One.One. The Debtor is a Chilean corporation, whose sole shareholder is Frutícola Bellavista SpA (hereinafter, “Bellavista”), a company controlled by the Victus Chile Private Investment Fund, managed by Sembrador Capital de Riesgo S.A.

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One.Two. The Creditor is a company controlled by Limoneira Chile SpA, a subsidiary of Limoneira Company.

One.Three. By public deed of this same date, granted in the Santiago Notary’s Office of Ms. Magdalena Latorre Larraín, the Parties entered into an agreement for the sale of real estate and water rights (hereinafter, the “Purchase and Sale Agreement”), by virtue of which the Creditor sold to the Debtor the properties and the water rights that are identified in said instrument, for a total price of $7,780,005,147. The Debtor paid the Creditor, in cash and at the time, the sum of $4,263,772,496pesos, leaving pending payment, as a balance of price, a total amount of $3,516,232,651 pesos (the “Price Balance”).

One.Four. Penta Vida Compañía de Seguros de Vida S.A. (“Penta Vida”) also appeared in said Purchase Agreement, granting an endorsable mortgage loan to finance part of the purchase price, the funds of which were paid directly to the Creditor.

One.Five. In parallel to the aforementioned purchase agreement, other purchase agreements were executed with respect to properties owned by Agrícola San Pablo SpA (“San Pablo”) and Bellavista, all with San Pedro SpA participating as the buyer.

One.Six. Penta Vida's financing was secured by first-degree mortgages constituted on the properties and water rights subject to the purchases; a non-possessory lien on all existing and future crops on the properties acquired under the Purchase Agreement, as well as on the advanced irrigation systems that irrigate said properties; and, a first-degree commercial lien, on the right or credit of San Pedro SpA to receive and collect the price under all fruit purchase and sale agreements, export agreements, and others detailed in a document attached to the Purchase Agreement.

One.Seven. Although the financing was agreed upon for a period of 120 months, San Pedro SpA could repay it over a period of 3 years from the date of the Purchase Agreement, subject to the availability of cash flow.

One.Eight. In accordance with the formal and financing structure requirements established by Penta Vida, as the grantor of the endorsable mortgage loan intended to finance the purchase price, the Purchase Agreement stipulated, at the request of said entity, that the price had been fully paid by the buyer and received by the seller.

Notwithstanding the foregoing, the Parties expressly state that said declaration had exclusively formal effects with respect to the financial institution and for the purposes of structuring and releasing the loan, without implying any waiver by the Creditor of its right to receive the outstanding balance of the purchase price, nor constituting any acknowledgment by the Creditor that the obligation to pay the price has been effectively extinguished in full. Consequently, the Parties acknowledge that a balance of the purchase price remains in favor of the Creditor, the immediate cause of which is regulated by this novation, which gives rise to a new, independent payment obligation, separate from the Purchase Agreement, valid and enforceable under the law.

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One.Nine. As part of this transaction, Limoneira, through its subsidiaries, and San Pedro SpA also entered into a commercial agreement with Exportadora Rosales S.A. regarding the processing and marketing of fruit produced on the acquired properties.

One.Ten. In this context, the Parties expressly acknowledge the existence of the outstanding balance and regulate it as a new payment obligation on the part of San Pedro SpA to Frutícola Pan de Azúcar S.A., through this novation, understanding this Contract as part of a general framework of agreements entered into between Limoneira and Sembrador, through their respective related companies.

One. Eleven. Furthermore, the Parties acknowledge that on this same date, the Debtor has entered into a novation agreement with San Pablo, referring to the outstanding balance of the purchase price entered into with said company, such that both agreements are understood to be complementary and form part of the same framework agreement reached between Limoneira and Sembrador.

TWO: NOVATION.

By this instrument, and in accordance with the terms of paragraph 1 of Article 1631 of the Civil Code, the Parties agree to novate, by change of cause, the obligation to pay the Balance of the Purchase Price, as set forth in Clause One above, by creating a new and single payment obligation in favor of the Creditor, amounting to the total sum of $4,263,772,496 (the “Novated Debt”), which shall be subject to the terms and stipulations, payment obligations for principal and interest, and other obligations provided for in this Agreement, thereby extinguishing the obligation to pay the Balance of the Purchase Price.

THREE: NEW DEBT.

Three. One. On this same date, the Creditor and the Debtor entered into an Asset Purchase Agreement, executed by private instrument, pursuant to which the Creditor sold to the Debtor the movable property specified in the annex to said instrument, for a total price of $137,253,291 including VAT (the “Price of the Assets”). The Parties agree that the form of payment and terms of the Price of the Assets shall be governed entirely by this Agreement, and said price shall be incorporated into the single obligation defined below as the New Debt.

Three. Two. The Parties expressly state that, in consideration of: (i) the Novated Debt defined in Clause Two above, and (ii) the Price of the Assets indicated in paragraph Three. One above, the Debtor owes the Creditor the amount of $4,264,058,394, equivalent as of this date to USD 4,465,415, which shall be treated as a single payment obligation of the Debtor to the Creditor, referred to as the “New Debt”.

The VAT corresponding to the New Debt, amounting to $136,967,393, equivalent to USD 143,760, shall be paid by San Pedro to Pan de Azúcar over the next 5 months as it is used to offset VAT payable.

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CLAUSE FOUR: STIPULATIONS REGARDING PRINCIPAL, INTEREST, AND EXCHANGE RATE RISK.

Four. One. Principal Payment.

The principal of the New Debt shall be paid in annual installments in dollars on March 31 of each year, beginning March 31, 2027. Each payment shall be equivalent to 27.5% of the Annual Cash Surplus of the year immediately preceding the payment date, until the New Debt has been fully repaid (hereinafter, the “Full Payment Date”). For these purposes, the Annual Cash Surplus shall be the effective cash flow obtained by the Debtor according to the Debtor’s audited financial statements as of December 31 of the corresponding year, calculated in accordance with Annex I, which the Parties declare to form an integral part of this Agreement for all legal purposes.

Four. Two. Additional Payment and Adjustment.

/a/ No later than December 31 of the year following the Full Payment Date, the Debtor agrees to make an additional annual payment to the Creditor in an amount equal to 27.5% of the Annual Cash Surplus of the year preceding the payment, but which may not be less than the average of the three immediately preceding Annual Cash Surpluses, calculated in accordance with Annex I (hereinafter, the “Additional Payment”). If, as of December 31 of the year following the Full Payment Date, 27,5% of the Annual Cash Surplus is less than the average of the three immediately preceding Annual Cash Surpluses, the remaining balance of the Additional Payment that does not cover 27.5% of the Annual Cash Surplus must be paid with the Annual Cash Surplus of the following year, and so on until the payment obligation corresponding to the Additional Payment is extinguished.

/b/ The New Debt will be adjusted annually in accordance with the Consumer Price Index for All Urban Consumers Not Seasonally Adjusted (“CPI”), published by the Bureau of Labor Statistics of the United States Department of Labor, rounded to three decimal places, or any index that may replace it in the future.

/c/ The Parties expressly agree that the New Debt and the Additional Payment will not accrue any interest.

/d/ If the Debtor has fully repaid the financing granted by Penta Vida referred to in Clause One, and a balance of the New Debt established in this Agreement remains outstanding at that date, the Debtor agrees to make every effort to obtain new financing from third parties that will allow them to pay the total balance owed to Pan de Azúcar.

If, after a period of 90 calendar days from the date of payment of the loan to Penta Vida, the Debtor has not obtained said financing, Limoneira, directly or through any of its related companies, may grant the Debtor a loan for the total amount of the outstanding debt as of that date, at a fixed annual interest rate of 5.8%, payable in the manner agreed upon by the Parties. This loan will be secured by a first-degree mortgage on all real estate and water rights acquired by San Pedro SpA pursuant to the aforementioned Purchase Agreement.

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The Parties acknowledge that the sole purpose of this financing is to replace the outstanding balance of this Novation, without implying any further novation, changes in the amount of the debt, and/or the existing guarantees.

/e/ If San Pedro SpA decides to sell all or part of the real estate and water rights acquired from Pan de Azúcar, it is obligated to use all the proceeds of such sale to prepay the outstanding debt owed to Pan de Azúcar as of that date, as follows: (i) in the case of a total sale, it must prepay the entire outstanding balance of the debt; and (ii) in the case of a partial sale, it must prepay in proportion to the percentage that the value of the assets sold represents with respect to the total value of the acquired assets.

Four. Three. Banking Business Days.

If the date of any payment established in this Contract falls on a non-banking business day in the Republic of Chile, said payment must be made on the next banking business day, without incurring any interest or additional charges, unless expressly agreed otherwise.

Four. Four. Exchange Rate Risk.

The Parties expressly acknowledge that the total price agreed upon between them for the sale and purchase agreement between Frutícola Pan de Azúcar S.A. and San Pedro SpA, as referred to in Clause One above, was US$8,167,190, of which US$3,701,775 was to be paid in cash upon signing the purchase and sale agreements for the assets being sold, and the balance to be charged against the cash flows generated by the fields being sold, as established in this Agreement.

Given that the financing was provided by Penta Vida Compañía de Seguros de Vida S.A. for the payment of part of the price, which will be disbursed in Chilean pesos, the Parties acknowledge that the corresponding funds were or will be deposited in instruments representing the price, subject to notarial instructions for release only once the ownership of the real estate and water rights subject to the sales agreements is registered, along with any mortgages, prohibitions, and encumbrances established by virtue of said transactions.

Consequently, the Parties agree that the variation or difference in the exchange rate between the United States dollar and the Chilean peso in the amount of US$3,701,775, between the date of signing the sales agreements and the date on which the funds are effectively released and received by Frutícola Pan de Azúcar S.A., will be the sole responsibility of San Pedro.

In light of the foregoing, if the value of the Observed Dollar exchange rate on the date of execution of the Purchase and Sale Agreement is lower than the value of the Observed Dollar exchange rate on the date of release of prices, San Pedro undertakes to pay Frutícola Pan de Azúcar S.A., within five (5) business days following the release of funds or the collection of the respective instruments, the difference in the value of the Observed Dollar exchange rate between the 2 dates indicated, multiplied by US$ 3,701,775. Conversely, if the observed exchange rate on the date the Purchase Agreement is executed is higher than the observed exchange rate on the date the price is released, Frutícola Pan de Azúcar S.A. is obligated to pay San Pedro, within five (5) business days following the release of funds or the collection of the respective instruments, the difference in the observed exchange rate between the two dates multiplied by US$3,701,775.

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For example, if the observed exchange rate on the purchase agreement date was $945,6 per dollar, and at the time the seller can withdraw the time deposits from the Notary's office, the observed exchange rate is $970 per dollar, San Pedro SpA must pay the seller the difference of $24,4 for each dollar of the purchase price that Penta loaned. Conversely, if at the time of the funds' release the exchange rate, the Observed Dollar rate, is $930 per dollar, the seller must pay the buyer the difference of $15,6 for each dollar of the purchase price granted by Penta as a loan.

The preceding example is for illustrative purposes only and shall in no way limit or modify the Debtor's obligation to fully assume the exchange rate risk as established in this clause, so that on the date of release of the funds, Frutícola Pan de Azúcar S.A. shall actually receive the duly agreed amount in dollars.

CLAUSE FIVE: GROUNDS FOR DEFAULT.

The Creditor may demand full and immediate payment of the entire principal of the New Debt and the Additional Payment, in which case such obligations shall become due and payable immediately, as if they were past due, and the payment terms shall expire without the need for a lawsuit, if any of the following circumstances occur:

/a/ Default or simple delay in the full and timely payment of the principal and/or interest of the New Debt evidenced by this instrument.

/b/ If the Debtor is subject to any of the procedures contemplated in Law 20.720 on the reorganization and liquidation of companies and individuals. The foregoing shall not apply during the period of insolvency financial protection.

/c/ If the Debtor fails to maintain its accounting books and records in the manner required by law or in accordance with generally accepted accounting principles in Chile; or if it negligently fails to comply with its tax, labor, social security, or administrative obligations, whether through omission, delay, or inaccuracy in the filing or payment of returns, taxes, or contributions; or if, in general, it commits any act or omission that may materially affect its solvency, the transparency of its financial situation, or the fulfillment of the obligations arising from this Agreement, and fails to remedy such breach, act, or omission within 60 days of becoming aware of it.

Furthermore, the failure to promptly deliver to the Creditor, within ninety (90) days following the close of each fiscal year, the Debtor's audited financial statements or any other financial or administrative information reasonably required by the Creditor to verify the determination of the Annual Cash Surplus or compliance with the other obligations agreed upon herein shall constitute a serious breach.

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/d/ The Debtor agrees to submit to the Creditor, within thirty (30) days following the close of each calendar quarter, an internal financial statement that reasonably reflects its financial position, cash flow, and indebtedness, as well as any relevant information on material events that may affect its solvency or the normal fulfillment of its obligations, without prejudice to any requests for information or other financial, accounting, or tax records that the Creditor may make to the Debtor, who agrees to submit such information within ten (10) calendar days of the request.

Failure to provide such information within the specified timeframes entitles the Creditor to formally request it and, should the omission persist, to declare it grounds for breach pursuant to clause (c) above.

CLAUSE SIXTH: PLEDGE ON SHARES.

The Parties acknowledge that the full, timely, and effective performance of all obligations assumed by the Debtor under this Novation Agreement—including, but not limited to, the payment of the principal of the New Debt, the Additional Payment, adjustments, costs, expenses, commissions, indemnities, and any other obligation to give or to do arising from this instrument—is secured by a Non-Possessory Pledge over all the shares of San Pedro SpA, constituted by Frutícola Bellavista SpA in favor of Agrícola San Pablo SpA and Frutícola Pan de Azúcar S.A., by virtue of a public deed of this same date, executed before the Notary Public of Santiago, Mr. Iván Torrealba Acevedo (the “Pledge on Shares”).

The Parties acknowledge that the aforementioned guarantees of the Pledge on Shares, under the terms expressly agreed upon in clause three, all principal and accessory obligations arising or that may arise from this Novation, including extensions, renewals, rescheduling, capitalization of interest, expenses, and any subsequent modification of this debt, without prejudice to any other guarantees that the Creditor or its related parties may have or establish.

The Debtor declares that it is aware of and accepts that the Pledge on Shares was established irrevocably and jointly for the benefit of Agrícola San Pablo SpA and Frutícola Pan de Azúcar S.A., and that its validity will extend until the total and definitive extinction of all obligations arising from this Novation and from the other supplementary contracts of the transaction described in clause one of this instrument.

CLAUSE SEVENTH: OBLIGATIONS NOT TO DO.

Seven.One. For as long as any obligation of the Debtor arising from this Agreement or its annexes remains in effect, the Debtor agrees to maintain its legal existence, its capacity to operate, and its financial condition in such a way as to allow it to fulfill the obligations assumed under this Agreement.

Seven.Two. Without the prior written consent of the Creditor, the Debtor may not:

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/a/ modify, amend, or replace its articles of association;

/b/ increase or decrease its capital, issue new shares, or create different classes or series of shares;

/c/ merge, divide, transform, dissolve, or agree to its early liquidation;

/d/ establish mortgages, pledges, or other encumbrances on its assets other than those already established in favor of Penta Vida;

/e/ contract financial debt, individually or jointly with the New Debt, that results in the current “Net Financial Debt / Assets” ratio being equal to or greater than 30% of the same ratio calculated as of December 31, 2025, without the prior written authorization of the Creditor;

/f/ grant endorsements, bonds, or personal guarantees in favor of third parties;

/g/ transfer, sell, assign, lease, or otherwise dispose of or alienate all or part of the goods acquired under this Purchase Agreement, except in the cases provided for in this instrument; nor,

/h/ perform acts or operations outside its ordinary course of business or that may substantially affect its ability to pay or its financial situation.

Seven.Three. Any breach of the foregoing obligations and restrictions shall constitute a serious breach by the Debtor and shall render the Creditor liable for all of the Debtor's obligations under Clause Three, without the need for judicial notice or any additional formality.

CLAUSE EIGHT: MISCELLANEOUS STIPULATIONS.

Eight.One. Assignment of Rights.

The Parties agree that neither of them may contribute, assign, or transfer, in whole or in part, this Agreement without the prior written consent of the other Party, which may not be unjustifiably withheld. The Parties further agree that any assignment of rights or obligations under this Contract shall be subject to the provisions of Articles 1901 et seq. of the Civil Code.

Eight. Two. Amendments. Waiver.

/a/ This Contract may only be amended by a written instrument signed by the Debtor and the Creditor.

/b/ No waiver of any provision of this Contract or of any instrument executed pursuant to its terms, nor any consent for the Debtor to act in a manner contrary to its terms, shall have any effect unless granted in writing as indicated above. In any case, such waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was granted. Furthermore, any amendment to this Agreement must comply with and respect, to the extent applicable, the stipulations contained in such instruments.

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/c/ The fact that the Creditor does not exercise any of its rights under this Agreement shall not constitute a waiver on its part, nor shall the partial exercise of any right by the Creditor prevent the subsequent exercise of the same or other rights. The remedies referred to herein are cumulative and do not exclude any other remedy recognized by law.

Eight. Three. Communications.

All notifications, notices, and communications between the Parties under this Agreement, which do not have a pre-established formality, shall be made by email, with read receipts, to the following addresses: /a/ Frutícola Pan de Azúcar S.A. and Agrícola San Pablo SpA: Francisco Vergara R. (franverr@rosales.cl ), with a copy to Rodrigo Seoane Magnasco ( ***). /b/ San Pedro SpA: José Miguel Fernández Garcia Huidobro ( *** ) and Joaquín Lobel (***). Notwithstanding the foregoing, the Parties may also make such notifications, notices, and communications by certified mail to the address of the other Party indicated in this instrument.

Eight. Four. Costs and Expenses.

/a/ The Debtor shall bear all reasonable and documented costs and expenses related to the preparation, execution, performance, or enforcement of this Agreement.

/b/ Furthermore, should any cause of breach of this Agreement arise, the Debtor agrees to pay the Creditor, upon the Creditor's sole request, all costs and expenses incurred by the Creditor in connection with the enforceability or preservation of any right under this Agreement.

Eight. Five. Nullity or Ineffectiveness.

The declaration of nullity or ineffectiveness of any provision contained in this Agreement shall render such provision unwritten or ineffective, but the nullity or ineffectiveness of such provision shall not affect the validity and effectiveness of the remaining provisions of this Agreement.

Eight. Six. Legal Successors and Assigns.

The provisions of this Agreement shall be binding upon, and shall benefit, the Parties and their respective legal successors and assigns.

Eight. Seven. Annexes.

All Annexes indicated in this Agreement are understood to form an integral part of this Contract for all legal purposes, and are hereby notarized on this same date and in this same Notary Public's office.

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Eight. Eight. Taxes.

All payments made by the Debtor shall be free of any tax, levy, withholding, deposit, or any other deduction, present or future, whatever its nature. Consequently, the Debtor shall be responsible for all taxes, duties, fees, stamp duties, and any other charges, whether state, local, or otherwise, and of whatever nature, class, or type, including value-added tax, except for direct taxes levied on the Creditors that may be incurred now or in the future, as applicable, due to the execution, performance, or termination of this Agreement and the documents attached hereto.

Eight. Nine. Preclusion.

The failure of the Creditors to exercise or delay in exercising any of their rights under this Agreement shall not constitute a waiver of such rights, nor shall the separate or partial exercise of any right preclude the subsequent exercise of the same or other rights. Such remedies are cumulative and do not exclude any other remedy recognized by law.

Eight. Ten. Clause Titles.

The titles assigned by the Parties to the various stipulations of this Agreement are established solely for reference and ease of reading, without affecting the meaning or scope that the clause in its entirety may have other than said title.

CLAUSE NINE: JURISDICTION AND APPLICABLE LAW.

Any dispute or controversy arising in connection with this Agreement, including any matter related to its application, interpretation, duration, validity, performance, or termination, shall be submitted to arbitration in accordance with the Procedural Rules of Arbitration of the Arbitration and Mediation Center (CAM Santiago) of the Santiago Chamber of Commerce, in effect at the time the request is made.

The parties shall mutually agree on the appointment of an arbitrator regarding the procedure and the legal basis for the award. CAM Santiago may assist the parties in the appointment process. In the event that the appointment cannot be made by mutual agreement, the parties grant irrevocable special power of attorney to the Santiago Chamber of Commerce (CAM Santiago), so that, upon written request from either party, it may appoint the arbitrator from among the members of the CAM Santiago arbitration panel.

No appeal may be lodged against the arbitrator's decisions, and the parties expressly waive any right to appeal. The arbitrator is specifically empowered to resolve all matters related to his/her competence and/or jurisdiction.

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Legal Capacities.

The legal capacity of Mr. Arnaldo Gorziglia Cheviakoff and Ms. Catalina Weston D'Albuquerque to act on behalf of San Pedro SpA is established in a public deed executed on October 28, 2025, before the notary public of Santiago, Mr. Iván Torrealba Acevedo, under Repertory number 16.073-2025.

The legal capacity of Mr. Rodrigo Javier Seoane Magnasco to act on behalf of Frutícola Pan de Azúcar S.A. is stated in a public deed granted on February 28, 2017, in the notary’s office of San Miguel of Mr. Jorge Reyes Bessone, under Repertory number 822-2017.

The aforementioned legal capacity, which are not inserted as they are known to the parties and the authorising Notary Public. Minute drafted by solicitor María del Carmen Herrera Guzmán. Upon reading, they sign the receipt. A copy was provided and recorded in the REGISTER BOOK with the indicated number. I CERTIFY

1. ARNALDO GORZIGLIA CHEVIAKOFF

p.p. SAN PEDRO SpA

/s/ Arnaldo Gorziglia Cheviakoff

2. CATALINA WESTON D’ ALBUQUERQUE

p.p. SAN PEDRO SpA

/s/ Catalina Weston D’Albuquerque

3. RODRIGO JAVIER SEOANE MAGNASCO

p.p. FRUTÍCOLA PAN DE AZÚCAR S.A.

/s/ Rodrigo Javier Seoane Magnasco

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